EXHIBIT 99.1

First Cash Financial Services to Participate in the Roth Capital Partners 24th Annual OC Growth Stock Conference

ARLINGTON, Texas, March 5, 2012 (GLOBE NEWSWIRE) -- First Cash Financial Services, Inc. (Nasdaq:FCFS) will be presenting at the Roth Capital Partners 24th Annual OC Growth Stock Conference on March 13, 2012.

Representatives from the First Cash management team will conduct a presentation at the conference on March 13, 2012 at 8:30 a.m. PDT. The presentation will be webcast and can be accessed at http://wsw.com/webcast/roth26/fcfs/. In addition, the Company's conference presentation can be viewed on the investor relations section of the First Cash website at www.firstcash.com beginning on March 13, 2012 at the approximate time of the presentation.

About First Cash

First Cash Financial Services, Inc. is a leading international specialty retailer and provider of consumer financial services. Its 620 retail pawn locations buy and sell a wide variety of jewelry, electronics, tools and other merchandise, and make small customer loans secured by pledged personal property. The Company's 108 consumer loan locations provide various combinations of financial services products, including consumer loans, check cashing and credit services. In total the Company owns and operates 728 stores in eight U.S. states and 23 states in Mexico.

First Cash was named by Fortune Magazine as one of America's 100 fastest growing companies for 2011. First Cash is also a component company in both the Standard & Poor's SmallCap 600 Index® and the Russell 2000 Index®. First Cash's common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

*Store counts as of March 5, 2012.

The First Cash Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3365

CONTACT: Gar Jackson
         IR Sense
         (949) 873-2789